Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:             STOCKHOLDER CONTACT:

Mary Ann Susco             Marco Acosta
212-850-1382               800-597-6068 (Option #1)
suscom@jwseligman.com      acostam@jwseligman

    Seligman Quality Municipal Fund, Inc. Announces Record and Payment Dates
                    For Liquidation Distributions of the Fund

New York, NY, March 2, 2007 -- Seligman Quality Municipal Fund, (the "Fund") today announced a payment of $13.50 per share as a liquidation distribution on the Fund's shares of common stock. The aggregate payment is approximately $63.7 million, representing approximately 96% of the Fund's net assets on March 1, 2007. The ex-dividend date, record date, and payment date of the distribution will be March 2, 2007. This will be the first of two expected payments, with the second payment expected to occur in late March 2007.

Holders of shares of the Fund's common stock will receive their liquidation distributions without further action on their part. Any stock certificates held after the complete liquidation of the Fund will no longer evidence an ownership interest in the Fund's shares, will have no value, and will not be accepted by the Fund's transfer agent for redemption, registration of transfers or otherwise.

Seligman Quality Municipal Fund, Inc. is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of a fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database. Seligman Services, Inc. provides client services to stockholders of the Fund.

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